Exhibit 10.1

REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT, dated as of September 1, 2005, is entered into by and among Terra Nitrogen Company, L.P., a Delaware limited partnership (the “MLP”), Terra Nitrogen, Limited Partnership, a Delaware limited partnership (the “OLP”) and Terra Nitrogen Corporation, a Delaware corporation (the “General Partner”).

RECITALS

WHEREAS, each of the MLP and the OLP were formed under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and the General Partner acts as sole general partner of each of the MLP and the OLP;

WHEREAS, the General Partner owns a 1/99ths general partner interest in the MLP and a 1.00% general partner interest in the OLP;

WHEREAS, the Board of Directors of the General Partner has determined that it would be in the best interests of the General Partner and the MLP to change the General Partner’s general partner interests in the OLP and the MLP into (i) a cumulative 0.05% general partner interest in such entities, (ii) an additional 0.975% limited partner interest in the OLP and (iii) an additional 0.975/99ths limited partner interest in the MLP;

WHEREAS, the General Partner has the authority to adopt certain amendments to the MLP Partnership Agreement (as defined herein) without the approval of any limited partner or assignee thereof to reflect, among other things: (i) subject to the terms of Section 4.4 of the MLP Partnership Agreement, any change that is necessary or desirable in connection with the authorization for issuance of any class or series of securities of the MLP pursuant to Section 4.4 of the MLP Partnership Agreement and (ii) a change that, in the sole discretion of the General Partner, does not adversely affect the limited partners in any material respect;

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:

ARTICLE I

Definitions

1.1 Definitions. In addition to the capitalized terms defined in the opening paragraph of this Agreement, the following capitalized terms shall have the meanings given below.

“Agreement” means this Reorganization Agreement.

“Delaware Act” has the meaning assigned to such term in the Recitals to this Agreement.

“First Amended and Restated MLP Partnership Agreement” has the meaning set forth in Section 3.1.

“First Amended and Restated OLP Partnership Agreement” has the meaning set forth in Section 3.2

“General Partner Units” has the meaning assigned to such term in the First Amended and Restated MLP Partnership Agreement

“Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

“MLP Partnership Agreement” means the Agreement of Limited Partnership of Terra Nitrogen Company, L.P. (formerly known as Agricultural Minerals Company, L.P.) dated as of December 4, 1991, as the same may be amended or restated pursuant to the terms hereof.

“Revised General Partner Interests” means the Revised MLP General Partner Interest and the Revised OLP General Partner Interest.

“Revised MLP General Partner Interest” has the meaning set forth in Section 2.2.

“Revised MLP Limited Partner Interest” has the meaning set forth in Section 2.2.

“Revised OLP General Partner Interest” has the meaning set forth in Section 2.1.

“Revised OLP Limited Partner Interest” has the meaning set forth in Section 2.1.

“OLP Partnership Agreement” means the Agreement of Limited Partnership of Terra Nitrogen, Limited Partnership dated as of December 4, 1991, as the same may be amended or restated pursuant to the terms hereof.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the First Amended and Restated MLP Partnership Agreement.

ARTICLE II

Change of Partnership Interests

2.1 Change of OLP Interests. Effective immediately and without further action, the 1% general partner interest of the General Partner in the OLP shall be changed into, and shall become, (a) a 0.025% general partner interest in the OLP (the “Revised OLP General Partner Interest”) and (b) 0.975% limited partner interest in the OLP (the “Revised OLP Limited Partner Interest”).

2.2 Change of MLP Interests. Effective immediately and without further action, the 1/99ths general partner interest of the General Partner in the MLP shall be changed into, and shall become, (a) a 0.025/99ths general partner interest in the MLP represented by 4,720 General Partner Units of the MLP (the “Revised MLP General Partner Interest”) and (b) a 0.975/99ths limited partner interest in the MLP represented by 184,072 Class B Common Units of the MLP (the “Revised MLP Limited Partner Interest”).

ARTICLE III

Amendments to Partnership Agreements

3.1 Amendments to the MLP Partnership Agreement. In order to further the purposes and intent of this Agreement and to evidence the change of the general partner interest in the MLP into the Revised MLP Limited Partner Interest and the Revised MLP General Partner Interest, the General Partner, as general partner of the MLP, having determined that the amendments would not adversely affect the limited partners of the MLP in any material respect, hereby exercises its rights and powers to amend the MLP Partnership Agreement without the approval of any limited partner or assignee pursuant to Section 15.1(d)(i) of the MLP Partnership Agreement and in accordance with Article XV of the MLP Partnership Agreement hereby amends and restates the MLP Partnership Agreement in its entirety in the form attached hereto as Exhibit A (the “First Amended and Restated MLP Partnership Agreement”).

3.2 Amendments to the OLP Partnership Agreement. In order to further the purposes and intent of this Agreement and to evidence the change of the general partner interest in the OLP into the Revised OLP Limited Partner Interest and the Revised OLP General Partner Interest, the General Partner, as general partner of the OLP, and the MLP, as limited partner of the OLP, in accordance with Article XIV of the OLP Partnership Agreement, hereby amend and restate the OLP Partnership Agreement in its entirety in the form attached hereto as Exhibit B (the “First Amended and Restated OLP Partnership Agreement”).

ARTICLE IV

Miscellaneous

4.1 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

4.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles, Sections and Exhibits of this Agreement, respectively, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

4.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

4.4 No Third-Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

4.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the contributed assets are deemed located, shall apply.

4.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

4.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

4.9 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

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EXHIBIT A

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

TERRA NITROGEN COMPANY, L.P., a Delaware limited partnership

By:	Terra Nitrogen Corporation, a Delaware corporation, as general partner

By:	/s/ FRANCIS G. MEYER
Name:	Francis G. Meyer
Title:	Vice President

TERRA NITROGEN, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Terra Nitrogen Corporation, a Delaware corporation, as general partner

By:	/s/ FRANCIS G. MEYER
Name:	Francis G. Meyer
Title:	Vice President

TERRA NITROGEN CORPORATION, a Delaware corporation

By:	/s/ FRANCIS G. MEYER
Name:	Francis G. Meyer
Title:	Vice President